Exhibit 99.2

Juniper Networks, Inc.

1133 Innovation Way

Sunnyvale, CA 94089

July 26, 2018

CFO Commentary on Second Quarter Preliminary Financial Results

Related Information

The following commentary is provided by management and should be referenced in conjunction with Juniper Networks’ second quarter 2018 preliminary financial results press release available on its Investor Relations website at http://investor.juniper.net. These remarks represent management’s current views of the Company’s financial and operational performance and outlook and are provided to give investors and analysts further insight into the Company’s performance in advance of the earnings call webcast.

Q2 2018 Preliminary Financial Results

GAAP

(in millions, except per share amounts and percentages)	Q2’18	Q1’18	Q2’17	Q/Q Change	Y/Y Change
Revenue	$1,204.1	$1,082.6	$1,308.9	11%	(8)%
Product	824.9	710.8	917.2	16%	(10)%
Service	379.2	371.8	391.7	2%	(3)%
Gross margin %	58.2%	57.1%	61.3%	1.1pts	(3.1	)pts
Research and development	248.8	269.4	240.2	(8)%	4%
Sales and marketing	238.3	239.4	239.9	—%	(1)%
General and administrative	54.2	56.0	55.6	(3)%	(3)%
Restructuring (benefits) charges	(0.2)	(1.9)	8.0	N/M	N/M

Total operating expenses	$541.1	$562.9	$543.7	(4)%	—%

Operating margin %	13.3%	5.1%	19.7%	8.2pts	(6.4	)pts

Net income	$116.5	$34.4	$179.8	239%	(35)%

Diluted net income per share	$0.33	$0.10	$0.47	230%	(30)%

N/M - Not meaningful

Non-GAAP

(in millions, except per share amounts and percentages)	Q3’18 Guidance	Q2’18	Q1’18	Q2’17	Q/Q Change	Y/Y Change
Revenue(1)	$1,170 +/- $30	$1,204.1	$1,082.6	$1,308.9	11%	(8)%
Product(1)		824.9	710.8	917.2	16%	(10)%
Service(1)		379.2	371.8	391.7	2%	(3)%
Gross margin %	59.0% +/- 1%	59.1%	58.2%	62.0%	0.9pts	(2.9	)pts
Research and development		219.0	222.9	225.6	(2)%	(3)%
Sales and marketing		223.7	223.9	222.2	—%	1%
General and administrative		46.4	49.8	48.0	(7)%	(3)%

Total operating expenses	$490 +/- $5	$489.1	$496.6	$495.8	(2)%	(1)%

Operating margin %	~ 17.1% at the midpoint	18.5%	12.3%	24.2%	6.2pts	(5.7	)pts

Net income		$170.2	$99.5	$220.5	71%	(23)%

Diluted net income per share	$0.44 +/- $0.03	$0.48	$0.28	$0.57	71%	(16)%

(1)	Revenue numbers are GAAP and Q1’18 actual, Q2’18 actual and Q3’18 guidance are provided under ASC 606.

Overview of the Accounting Impact for the Adoption of ASC 606

The Company adopted the new revenue accounting standard (ASC 606) on January 1, 2018, using the modified retrospective approach. The adoption primarily impacted the following areas:

1)	Allocation of revenue between product and services

2)	Recognition of revenue from sales to distributors upon delivery of the product to the distributor rather than delivery of the product to the end customer

3)	Estimating variable consideration of revenue for certain contractual clauses that previously precluded revenue recognition

4)	Recognition of revenue from certain software licenses, which were previously deferred and recognized over time, are now recognized at the time of delivery

For the three months ended June 30, 2018, the accounting impact of the adoption was a decrease in revenue recognition of approximately $17 million. Product revenue was approximately $29 million higher, primarily due to the impact of allocation of revenue between products and services, timing of recognition of revenue from sales to distributors and variable consideration. Product revenue increase from ASC 606 was allocated across all products. Service revenue was approximately $46 million lower, primarily due to the impact of allocation of revenue between products and services and the timing of revenue recognition due to certain contractual clauses. Operating expense increased by approximately $5 million due to the timing of commissions. The adoption of ASC 606 will impact the allocation of revenue between product and service, however, we continue to expect there will not be a material difference in total annual revenue.

GAAP Q2’18 606 vs. 605

(in millions, except per share amounts and percentages)	606	605	Delta
Revenue	$1,204.1	$1,220.9	(1)%
Product	824.9	795.7	4%
Service	379.2	425.2	(11)%
Gross margin %	58.2%	58.7%	(0.5	)pts

Total operating expenses	$541.1	$536.5	1%

Operating margin %	13.3%	14.8%	(1.5	)pts

Net income	$116.5	$132.8	(12)%

Diluted net income per share	$0.33	$0.38	(13)%

Non-GAAP Q2’18 606 vs. 605

(in millions, except per share amounts and percentages)	606	605	Delta
Revenue	$1,204.1	$1,220.9	(1)%
Product	824.9	795.7	4%
Service	379.2	425.2	(11)%
Gross margin %	59.1%	59.6%	(0.5	)pts

Total operating expenses	$489.1	$484.5	1%

Operating margin %	18.5%	19.9%	(1.4	)pts

Net income	$170.2	$186.7	(9)%

Diluted net income per share	$0.48	$0.54	(11)%

This CFO Commentary contains non-GAAP financial measures, and the reconciliation between GAAP and non-GAAP financial measures can be found at the end of this document. We are unable to provide a reconciliation of forward-looking non-GAAP guidance measures to corresponding GAAP measures without unreasonable effort due to the overall high variability and low visibility of most of the items that are excluded from our non-GAAP guidance measures. More information on these exclusions can be found under “Outlook” below.

Q2 2018 Overview

We reported better than expected second quarter results, with revenue of $1,204 million, non-GAAP gross margin of 59.1% and non-GAAP earnings per share of $0.48, all above the mid-point of our guidance.

We saw sequential growth across all verticals. Our Enterprise vertical increased 20% sequentially, driven by strength from all technologies and increased 9% year-over-year primarily driven by the impact of the adoption of ASC 606, Services and Security. The Service Provider vertical was up 9% sequentially in line with seasonal trends, but declined 7% year-over-year, consistent with our expectations. However, without the impact of the adoption of ASC 606, Service Provider would have been essentially flat year-over-year. Cloud revenues were up 4% sequentially but declined 26% year-over-year. The year-over year decline reflects the continued architectural headwinds and the pace of deployments. We remain confident in our position with our strategic Cloud customers however, the timing of deployments may vary.

Routing increased 20% sequentially and declined 14% year-over-year. Switching increased 11% sequentially and declined 8% year-over-year. The positive momentum in Security continued, growing 9% sequentially and 16% year-over-year. Our Services business increased 2% sequentially and declined 3% year-over-year due to the impact of the adoption of ASC 606. Without the impact of the adoption of ASC 606, Services would have increased approximately 9% year-over-year.

In reviewing our top 10 customers for the quarter, six were Cloud, three were Service Provider, and one was an Enterprise.

Product deferred revenue was $142 million, down 52% year-over-year and 11% sequentially. The year-over-year decline was due to the adoption of ASC 606. Without the impact of ASC 606, deferred product revenue would have been flat sequentially and up 13% year-over-year.

Non-GAAP operating expense decreased 1% year-over-year and 2% sequentially.

Cash flow from operations was $170 million for the quarter. During the quarter, we paid $63 million in dividends, reflecting a quarterly dividend of $0.18 per share. The total cash, cash equivalents, and investments ending Q2’18 was $3.5 billion.

Revenue

Product & Service

•	Routing product revenue: $491 million, down 14% year-over-year and up 20% sequentially. The year-over-year decrease was primarily due to Cloud. The sequential increase was driven by all verticals but primarily by Service Provider. The MX product family declined year-over-year and grew sequentially. The PTX product family grew both year-over-year and sequentially.

•	Switching product revenue: $255 million, down 8% year-over-year and up 11% sequentially. The year-over-year decrease was driven by Cloud and Service Provider, partially offset by the impact of the adoption of ASC 606. Sequentially, the increase was driven by Enterprise.

•	Security product revenue: $79 million, up 16% year-over-year and up 9% sequentially. Year-over-year, the increase was driven by the impact of the adoption of ASC 606 and Enterprise. The sequential increase was driven by Enterprise partially offset by Cloud.

•	Service revenue: $379 million, down 3% year-over-year and up 2% sequentially. Year-over-year, the decrease was driven by the impact of the adoption of ASC 606. Excluding the impact of the adoption of ASC 606, our service net revenues increased 9% year-over-year primarily driven by strong renewal and attach rates of support contracts and the timing of revenue recognition due to certain contractual clauses. Sequentially the increase was primarily driven by strong renewal and attach rates of support contracts.

Vertical

Cloud: $280 million, down 26% year-over-year and up 4% sequentially. Year-over-year, the decrease was primarily due to Routing and Switching, partially offset by Services. The sequential increase was primarily due to Routing, partially offset by Security.

•	Service Provider: $523 million, down 7% year-over-year and up 9% sequentially. Year-over-year, the decrease was primarily due to impact of the adoption of ASC 606 and Switching. Sequentially, the increase was driven by Routing, partially offset by Switching.

•	Enterprise: $401 million, up 9% year-over-year and up 20% sequentially. Year-over-year, the increase was due to the impact of the adoption of ASC 606, Services and Security. Sequentially, the increase was across all technologies.

Geography

•	Americas: $676 million, down 16% year-over-year and up 15% sequentially. Year-over-year, the decrease was due to Cloud and Service Provider, partially offset by Enterprise. Sequentially, all verticals increased.

•	EMEA: $309 million, up 7% year-over-year and flat sequentially. Year-over-year, the increase was primarily due Service Provider and Enterprise. Sequentially, Service Provider growth was offset by Cloud and Enterprise.

•	APAC: $219 million, flat year-over-year and up 17% sequentially. The year-over-year result was due to growth in Enterprise and Service Provider offset by the adoption of ASC 606. The sequential increase was primarily driven by Enterprise and Service Provider.

Gross Margin

•	GAAP gross margin: 58.2%, compared to 61.3% from the prior year and 57.1% from last quarter.

•	Non-GAAP gross margin: 59.1%, compared to 62.0% from the prior year and 58.2% from last quarter.

•	GAAP product gross margin: 59.2%, down 1.5 points from the prior year and up 2.3 points from last quarter.

•	Non-GAAP product gross margin: 59.9%, down 1.3 points from the prior year and up 2.2 points from last quarter.

Year-over-year, the decrease in product gross margin, on a GAAP and non-GAAP basis, was primarily due to product and customer mix as well as lower revenue, partially offset by the adoption of ASC 606 and improvements in our cost structure.

The sequential increase, on a GAAP and non-GAAP basis, was primarily driven by higher revenue and favorable product mix.

•	GAAP service gross margin: 56.1%, down 6.4 points from the prior year and down 1.5 points from last quarter.

•	Non-GAAP service gross margin: 57.4%, down 6.6 points from the prior year and down 1.7 points from last quarter.

Year-over-year, the decrease in service gross margin, on a GAAP and non-GAAP basis, was primarily due to lower revenue as a result of the adoption of ASC 606, higher delivery costs and professional services. Sequentially, the decrease in service gross margin was primarily due to higher delivery costs.

Operating Expenses

•	GAAP operating expenses: $541 million, a decrease of $3 million, or relatively flat year-over-year, and a decrease of $22 million, or 4% sequentially.

The year-over-year decrease in operating expenses was primarily due to lower restructuring costs and lower headcount, partially offset by stock based compensation. The sequential decrease was primarily due to lower stock based compensation and the seasonal decrease in fringe costs.

GAAP operating expenses were 44.9% of revenue, up 3.4 points year-over-year and up 7.1 points quarter-over-quarter.

•	Non-GAAP operating expenses: $489 million, a decrease of $7 million, or 1% year-over-year, and a decrease of $8 million or 2% sequentially.

The year-over-year decrease in operating expenses was due to continued cost discipline and lower headcount. The sequential decrease in operating expenses was primarily due to lower headcount related costs mainly driven by the seasonal decrease in fringe costs.

Non-GAAP operating expenses were 40.6% of revenue, up 2.7 points year-over-year and down 5.3 points quarter-over-quarter. The sequential improvement was primarily due to higher revenue.

Operating Margin

•	GAAP operating margin: 13.3%, a decrease of 6.4 points year-over-year and an increase of 8.2 points sequentially.

•	Non-GAAP operating margin: 18.5%, a decrease of 5.7 points year-over-year and an increase of 6.2 points sequentially.

Tax Rate

•	GAAP tax rate: 22.8%, a decrease compared to 26.7% in Q2’17 and an increase compared to 16.9% last quarter.

The year-over-year decrease in the effective tax rate, on a GAAP basis, was primarily due to a lower tax rate as a result of the US Tax Cuts and Jobs Act (the “Tax Act”) enacted in Q4’17, partially offset by a change in the level of discrete items recorded in the prior year and an unfavorable change in the forecasted geographic mix of earnings.

The quarter-over-quarter increase in the effective tax rate, on a GAAP basis, was primarily related to discrete items recorded in Q1’18 that did not recur in Q2’18.

•	Non-GAAP tax rate: 20.2%, a decrease compared to 27.3% in Q2’17 and an increase compared to 16.7% last quarter.

The year-over-year decrease in the effective tax rate was primarily due to the lower tax rate as a result of the Tax Act enacted in Q4’17, partially offset by an unfavorable change in the forecasted geographic mix of earnings.

The sequential increase in the effective tax rate was primarily related to discrete items recorded in Q1’18 that did not recur in Q2’18.

Diluted Earnings Per Share

•	GAAP diluted earnings per share: $0.33, a decrease of $0.14 year-over-year and an increase of $0.23 sequentially.

The year-over-year decrease was due to lower revenue and lower gross margin. The sequential increase was primarily due to higher revenue and lower operating expense.

•	Non-GAAP diluted earnings per share: $0.48, a decrease of $0.09 year-over-year and an increase of $0.20 sequentially.

The year-over-year decrease was primarily due to lower revenue and lower gross margin, partially offset by a lower tax rate and a lower share count. The sequential increase was primarily due to revenue growth, higher gross margin and lower operating expenses.

Balance Sheet, Cash Flow, Capital Return, and Other Financial Metrics

(in millions, except days sales outstanding (“DSO”), and headcount)	Q2’18	Q1’18	Q4’17	Q3’17	Q2’17
Cash(1, 2)	$3,530.5	$3,448.4	$4,021.0	$4,199.3	$4,214.6
Debt	2,137.7	2,137.0	2,136.3	2,135.7	2,135.0
Net cash and investments(3)	1,392.8	1,311.4	1,884.7	2,063.6	2,079.6
Operating cash flow(4)	170.3	271.1	212.6	201.4	298.7
Capital expenditures	37.1	42.2	53.6	33.3	32.2
Depreciation and amortization	54.6	55.0	55.0	56.3	54.8
Share repurchases(7)	—	750.0	329.7	140.0	125.0
Dividends	$62.8	$62.1	$36.9	$37.7	$37.8
Diluted shares(5)	351.3	360.6	371.5	382.7	385.6
DSO	52	57	62	52	52
Headcount(6)	9,341	9,363	9,381	9,694	9,661

(1)	Includes cash, cash equivalents, and investments.
(2)	63% held onshore as of the end of Q2’18.
(3)	Net cash and investments includes, cash, cash equivalents, and investments, net of debt.
(4)	In Q1’18, we adopted the new accounting pronouncement requiring classification of restricted cash to be included with cash and cash equivalents when reconciling the beginning of period and end of period total amounts on the statement of cash flows. We applied this on a retrospective basis.
(5)	Non-GAAP diluted shares for Q4’17 was 376.6.
(6)	Q2’17 excludes headcount impacted by restructuring activities.
(7)	For Q1’18, $750 million represents the full amount of the ASR. 23.3 million shares were received initially for an aggregate price of $600 million. The ASR has not concluded.

Cash Flow

•	Cash flow from operations: $170 million, down $128 million year-over-year and down $101 million sequentially. The year-over-year decrease was primarily due to timing differences in working capital related to customer collections and taxes. The sequential decrease was primarily due to timing differences in working capital related to customer collections and taxes, partially offset by lower payments related to variable compensation. The higher tax payments are a result of the impact of the US Tax Cuts and Jobs Act, including the first of eight annual installments related to the transition tax.

Days Sales Outstanding (DSO)

•	DSO: 52 days, compared to 57 days, a decrease of 5 days from the prior quarter, due primarily to high collectability of in-quarter invoicing and higher revenue.

Capital Return

•	The $750 million ASR initiated in Q1’18 is still underway and is expected to settle no later than August 6, 2018.

•	In the quarter, we paid a dividend of $0.18 per share for a total of $63 million.

Demand metrics

•	Total deferred revenue was $1,237 million, down $264 million year-over-year and down $20 million sequentially.

•	Product deferred revenue was $142 million, a decrease of $155 million year-over-year and down $17 million quarter-over-quarter.

•	Service deferred revenue was $1,095 million, down $109 million year-over-year and down $3 million sequentially.

The lower product deferred revenue was primarily driven by the adoption of ASC 606. Without the impact of ASC 606, deferred product revenue would have been up approximately 13% year-over-year and flat sequentially. The lower service deferred revenue was primarily driven by the adoption of ASC 606. Without the impact of ASC 606, deferred service revenue would have been up approximately 2% year-over-year and down 2% sequentially.

Deferred Revenue

	June 30, 2018		March 31, 2018		June 30, 2017
(in millions)	606	605	606	605	605

Deferred product revenue, net	$142.0	$335.7	$158.8	$334.4	$297.3
Deferred service revenue	1,095.2	1,231.1	1,098.1	1,254.7	1,203.7

Total	$1,237.2	$1,566.8	$1,256.9	$1,589.1	$1,501.0

Headcount

•	Ending headcount was 9,341, a decrease of 320 employees year-over-year and approximately flat sequentially. The year-over-year decrease was primarily related to restructuring in 2017.

Outlook

These metrics are provided on a non-GAAP basis, except for revenue and share count. Earnings per share is on a fully diluted basis. The outlook assumes that the exchange rate of the U.S. dollar to other currencies will remain relatively stable at current levels.

Our Q3 revenue guidance reflects stronger than expected Q2 business, particularly in Enterprise and the timing of certain Cloud and Service Provider deployments which are taking longer to materialize.

In addition, we are working through some industry-wide supply constraints related to certain power management components, which could further impact our lead times in Q3. At this time, we believe we will largely be able to mitigate this issue, and therefore it’s not a significant factor within our guidance; however, it could impact our future results.

While customer spending remains dynamic and difficult to predict, we continue to expect a return to year-over year growth during the fourth quarter.

We expect gross margins for the quarter to remain stable in Q3, and improve with volume over time; however, the pace of this improvement could be impacted by mix as well as other factors. We continue to undertake specific efforts to address the pressure on our gross margins. These efforts include value engineering, optimizing our supply chain, pricing management and increasing software and solution sales.

We expect annual operating expenses to be approximately flat on a year-over-year basis.

Our guidance for the quarter ending September 30, 2018 is as follows:

•	Revenues will be approximately $1,170 million, plus or minus $30 million.

•	Non-GAAP gross margin will be approximately 59.0%, plus or minus 1%.

•	Non-GAAP operating expenses will be approximately $490 million, plus or minus $5 million.

•	Non-GAAP operating margin will be approximately 17.1% at the midpoint of revenue guidance.

•	Non-GAAP tax rate will be approximately 20%.

•	Non-GAAP net income per share will be approximately $0.44, plus or minus $0.03. This assumes a share count of approximately 350 million.

The guidance above is provided under ASC 606.

We plan to host an Investor Day in New York City on Friday, November 9, 2018. Additional information will be provided at a later date.

Forward-Looking Statements

Statements in this CFO Commentary and related conference call concerning Juniper Networks’ business, economic and market outlook, including pricing pressure and product mix; factors that impact our gross margin; our long-term financial model and strategy; the architectural transition and timing of deployments with large customers; the expected impact of the adoption of ASC 606 on our future financial results; the impact of, and our ability to mitigate supply constraints for certain components; our product portfolio and success of particular products and product families; our expectations around revenue, operating expense, and earnings, including returning to year-on-year growth by Q4’2018; our expectations around margin growth, and our ability to realize benefits from our gross margin optimization programs; trends in seasonality; our future financial and operating results, including our financial guidance; strength of certain of our customer segments; and our overall future prospects are forward looking statements within the meaning of the Private Securities Litigation Reform Act that involve a number of uncertainties and risks. Actual results or events could differ materially from those anticipated in those forward-looking statements as a result of several factors, including: general economic and political conditions globally or regionally; business and economic conditions in the networking industry; changes in overall technology spending by our customers, including Cloud providers; the network capacity requirements of our customers and, in particular, cloud and telecommunication service providers; contractual terms that may result in the deferral of revenue; the timing of orders and their fulfillment; manufacturing and supply chain constraints, changes or disruptions; availability of key product components; delays in scheduled product availability; adoption of regulations or standards affecting Juniper Networks products, services or the networking industry; significant effects of tax legislation, including the Tax Act, and judicial or administrative interpretation of tax regulations; litigation settlements and resolutions; the potential impact of activities related to the execution of capital return, restructurings and product rationalization; and other factors listed in Juniper Networks’ most recent report on Form 10-K or 10-Q filed with the Securities and Exchange Commission (”SEC”). Note that our estimates as to tax rate and the impact of the Tax Act on our business are based on current tax law, including current interpretations of the Tax Act, and could be materially affected by changing interpretations of and additional legislation and guidance around the Tax Act. All statements made in this CFO Commentary and related conference call are made only as of the date set forth at the beginning of this document. Juniper Networks undertakes no obligation to update the information made in this document or the related conference call in the event facts or circumstances subsequently change after the date of this document.

Use of Non-GAAP Financial Measures

This CFO Commentary contains references to the following non-GAAP financial measures: gross margin; product gross margin; service gross margin; product gross margin as a percentage of product revenue; service gross margin as a percentage of service revenue; gross margin as a percentage of revenue; research and development expense; sales and marketing expense; general and administrative expense; operating expense; operating expense as a percentage of revenue; operating income; operating margin; provision for income tax; income tax rate; net income; and diluted earnings per share. For important commentary on why Juniper Networks considers non-GAAP information a useful view of the company’s financial results, please see the press release furnished with our Form 8-K filed today with the SEC. With respect to future financial guidance provided on a non-GAAP basis, we have excluded estimates for amortization of intangible assets, share-based compensation expenses, acquisition-related charges, restructuring benefits or charges, impairment charges, strategic partnership-related charges, litigation settlement benefits or charges and resolution charges, gain or loss on equity investments, retroactive impact of certain tax settlements, non-recurring income tax adjustments, valuation allowance on deferred tax assets, and the income tax effect of non-GAAP exclusions, and do not include the impact of any future acquisitions, divestitures, or joint ventures that may occur in the quarter. These measures are not presented in accordance with, nor are they a substitute for U.S. generally accepted accounting principles, or GAAP. In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The non-GAAP financial measures used in this CFO Commentary should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in our financial results for the foreseeable future.

A reconciliation of non-GAAP guidance measures to corresponding GAAP measures is not available on a forward-looking basis due to the high variability and low visibility with respect to the charges which are excluded from these non-GAAP measures. For example, share-based compensation expense is impacted by the Company’s future hiring needs, and restructuring actions, the type and volume of equity awards necessary for such future hiring, and the price at which the Company’s stock will trade in those future periods. Amortization of intangible assets is significantly impacted by the timing and size of any future acquisitions. The items that are being excluded are difficult to predict and a reconciliation could result in disclosure that would be imprecise or potentially misleading. Material changes to any one of these items could have a significant effect on our guidance and future GAAP results. Certain exclusions, such as amortization of intangible assets and share-based compensation expenses, are generally incurred each quarter, but the amounts have historically and may continue to vary significantly from quarter to quarter.

Juniper Networks, Inc.

Preliminary Supplemental Data

(in millions, except percentages)

(unaudited)

Deferred Revenue

	As of
	June 30, 2018	December 31, 2017
Deferred product revenue:
Undelivered product commitments and other product deferrals	$152.2	$312.6
Distributor inventory and other sell-through items	—	68.1

Deferred gross product revenue	152.2	380.7
Deferred cost of product revenue	(10.2)	(46.5)

Deferred product revenue, net	142.0	334.2
Deferred service revenue	1,095.2	1,205.1

Total	$1,237.2	$1,539.3

Reported as:
Current	$872.1	$1,030.3
Long-term	365.1	509.0

Total	$1,237.2	$1,539.3

Vertical Reporting: Revenue Trend

	2016	2017	Q2’17	Q3’17	Q4’17	Q1’18	Q2’18	Q/Q Change		Y/Y Change
Cloud	$1,322.3	$1,314.9	$379.6	$344.9	$258.8	$268.3	$279.8	$11.5	4.3%	$(99.8)	(26.3)%
Service Provider	2,324.7	2,315.7	562.4	576.9	607.9	479.9	523.3	43.4	9.0%	(39.1)	(7.0)%
Enterprise	1,343.1	1,396.6	366.9	336.0	372.8	334.4	401.0	66.6	19.9%	34.1	9.3%

Total revenue	$4,990.1	$5,027.2	$1,308.9	$1,257.8	$1,239.5	$1,082.6	$1,204.1	$121.5	11.2%	$(104.8)	(8.0)%

Juniper Networks, Inc.

Preliminary Reconciliations between GAAP and non-GAAP Financial Measures

(in millions, except percentages and per share amounts)

(unaudited)

	Three Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017
GAAP gross margin - Product	$488.3	$404.4	$557.0
GAAP product gross margin % of product revenue	59.2%	56.9%	60.7%
Share-based compensation expense	1.7	1.9	1.4
Share-based payroll tax expense	—	0.2	—
Amortization of purchased intangible assets	3.8	3.8	3.1

Non-GAAP gross margin - Product	$493.8	$410.3	$561.5

Non-GAAP product gross margin % of product revenue	59.9%	57.7%	61.2%

GAAP gross margin - Service	$212.6	$214.0	$244.9
GAAP service gross margin % of service revenue	56.1%	57.6%	62.5%
Share-based compensation expense	4.9	4.8	5.3
Share-based payroll tax expense	0.1	1.0	0.3

Non-GAAP gross margin - Service	$217.6	$219.8	$250.5

Non-GAAP service gross margin % of service revenue	57.4%	59.1%	64.0%

GAAP gross margin	$700.9	$618.4	$801.9
GAAP gross margin % of revenue	58.2%	57.1%	61.3%
Share-based compensation expense	6.6	6.7	6.7
Share-based payroll tax expense	0.1	1.2	0.3
Amortization of purchased intangible assets	3.8	3.8	3.1

Non-GAAP gross margin	$711.4	$630.1	$812.0

Non-GAAP gross margin % of revenue	59.1%	58.2%	62.0%

GAAP research and development expense	$248.8	$269.4	$240.2
Share-based compensation expense	(29.6)	(44.1)	(14.1)
Share-based payroll tax expense	(0.2)	(2.4)	(0.5)

Non-GAAP research and development expense	$219.0	$222.9	$225.6

GAAP sales and marketing expense	$238.3	$239.4	$239.9
Share-based compensation expense	(14.0)	(13.5)	(16.3)
Share-based payroll tax expense	(0.3)	(1.6)	(0.5)
Amortization of purchased intangible assets	(0.3)	(0.4)	(0.9)

Non-GAAP sales and marketing expense	$223.7	$223.9	$222.2

GAAP general and administrative expense	$54.2	$56.0	$55.6
Share-based compensation expense	(6.4)	(6.1)	(7.0)
Share-based payroll tax expense	—	(0.4)	(0.4)
Amortization of purchased intangible assets	(0.2)	(0.2)	(0.2)
Acquisition-related and other charges	—	(0.1)	—
Strategic partnership-related charges	(1.2)	—	—
Litigation settlement benefits	—	0.6	—

Non-GAAP general and administrative expense	$46.4	$49.8	$48.0

Juniper Networks, Inc.

Preliminary Reconciliations between GAAP and non-GAAP Financial Measures

(in millions, except percentages and per share amounts)

(unaudited)

	Three Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017
GAAP operating expenses	$541.1	$562.9	$543.7
GAAP operating expenses % of revenue	44.9%	(52.0)%	41.5%
Share-based compensation expense	(50.0)	(63.7)	(37.4)
Share-based payroll tax expense	(0.5)	(4.4)	(1.4)
Amortization of purchased intangible assets	(0.5)	(0.6)	(1.1)
Restructuring benefits (charges)	0.2	1.9	(8.0)
Acquisition-related and other charges	—	(0.1)	—
Strategic partnership-related charges	(1.2)	—	—
Litigation settlement benefits	—	0.6	—

Non-GAAP operating expenses	$489.1	$496.6	$495.8

Non-GAAP operating expenses % of revenue	40.6%	45.9%	37.9%

GAAP operating income	$159.8	$55.5	$258.2
GAAP operating margin	13.3%	5.1%	19.7%
Share-based compensation expense	56.6	70.4	44.1
Share-based payroll tax expense	0.6	5.6	1.7
Amortization of purchased intangible assets	4.3	4.4	4.2
Restructuring (benefits) charges	(0.2)	(1.9)	8.0
Acquisition-related and other charges	—	0.1	—
Strategic partnership-related charges	1.2	—	—
Litigation settlement benefits	—	(0.6)	—

Non-GAAP operating income	$222.3	$133.5	$316.2

Non-GAAP operating margin	18.5%	12.3%	24.2%

GAAP income tax provision	$34.4	$7.0	$65.4
GAAP income tax rate	22.8%	16.9%	26.7%
Income tax effect of non-GAAP exclusions	8.8	12.9	17.3

Non-GAAP provision for income tax	$43.2	$19.9	$82.7

Non-GAAP income tax rate	20.2%	16.7%	27.3%

GAAP net income	$116.5	$34.4	$179.8
Share-based compensation expense	56.6	70.4	44.1
Share-based payroll tax expense	0.6	5.6	1.7
Amortization of purchased intangible assets	4.3	4.4	4.2
Restructuring (benefits) charges	(0.2)	(1.9)	8.0
Acquisition-related and other charges	—	0.1	—
Strategic partnership-related charges	1.2	—	—
Litigation settlement benefits	—	(0.6)	—
Income tax effect of non-GAAP exclusions	(8.8)	(12.9)	(17.3)

Non-GAAP net income	$170.2	$99.5	$220.5

Juniper Networks, Inc.

Preliminary Reconciliations between GAAP and non-GAAP Financial Measures

(in millions, except percentages and per share amounts)

(unaudited)

	Three Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017
GAAP diluted net income per share	$0.33	$0.10	$0.47

Non-GAAP diluted net income per share	$0.48	$0.28	$0.57

Shares used in computing diluted net income per share	351.3	360.6	385.6